Exhibit 99.1

Contact: BSQUARE Corporation
Scott Mahan, CFO
(425) 519-5900
investorrelations@bsquare.com

BSQUARE Files 2003 Annual Report on Form 10-K

Results Reflect Minor Fourth Quarter Expense Adjustments from Previously Announced Earnings

     BELLEVUE, WA, March 30, 2004 – BSQUARE Corporation (Nasdaq: BSQR) today filed its Form 10-K for the year ended December 31, 2003. The filing includes minor adjustments to fourth quarter 2003 results, reflecting additional expenses identified subsequent to the announcement of fourth quarter results on January 29, 2004. The adjustments increased the previously reported fourth quarter net loss of $3.4 million by approximately $300,000, or $.01 per diluted share, and the previously reported fiscal year loss of $13.7 million similarly. These adjustments increased cost of revenue and operating expenses. There was no adjustment of revenue.

     About BSQUARE

     BSQUARE is a leading global provider of software services and hardware for the smart device market. Since 1994, BSQUARE has delivered world-class device makers with the building blocks necessary to design, develop, and test innovative smart device products quickly and cost effectively. A sample of BSQUARE customers includes Motorola, Hewlett-Packard, Texas Instruments, Vodafone U.K., HTC, Microsoft and others. BSQUARE is one of Microsoft’s largest value-added partners worldwide for Windows Embedded software, a Gold-level Systems Integrator of the year, and a leading Windows Mobile solutions provider for Smartphone and PocketPC. The company’s SDIO Now! technology has been adopted by 60 top-tier smart device makers. For more information, visit BSQUARE at www.bsquare.com or call 888-820-4500.

     BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.